Exhibit 99.1

C4 Therapeutics Reports Recent Business Highlights and Full Year 2020 Financial Results

– Phase 1/2 Trial for Lead Candidate CFT7455, a MonoDAC™ Degrader Targeting IKZF1/3 for the Treatment of Hematologic Malignancies, On Track for 1H 2021 Initiation Following FDA Clearance of Investigational New Drug (IND) –

– Abstract Highlighting the Discovery and Preclinical Development of CFT7455 Accepted for Presentation in the Late Breaking Mini-Symposium at AACR in April –

– IND Application Submission for CFT8634, a BiDAC™ Degrader targeting BRD9 for Synovial Sarcoma and SMARCB1-deleted Tumors, Planned for 2H 2021 –

– Year-End 2020 Cash, Cash Equivalents and Marketable Securities of $372M Expected to Provide Runway to End of 2023 –

WATERTOWN, Mass., March 11, 2021 (GLOBE NEWSWIRE) – C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a biopharmaceutical company pioneering a new class of small-molecule medicines that selectively destroy disease-causing proteins through degradation, today reported business highlights and financial results for the year ended December 31, 2020. In addition, C4T highlighted key anticipated 2021 milestones for its targeted protein degrader portfolio.

“C4T’s operational execution in 2020 provided the foundation for the recent progress with our lead program CFT7455, a highly potent, catalytic degrader of IKZF1/3, for the treatment of hematologic malignancies, culminating in the FDA’s clearance of our IND application,” said Andrew Hirsch, chief executive officer at C4 Therapeutics. “We look forward to sharing CFT7455 pre-clinical data at AACR and dosing patients in our inaugural clinical study in the coming months. In parallel, we continue to make good progress on our additional programs including BiDAC degraders targeting BRD9, BRAF and RET, positioning us to deliver four clinical-stage programs by year-end 2022.”

ANTICIPATED 2021 KEY MILESTONES

•

Initiate a Phase 1/2 clinical trial for CFT7455 in 1H 2021. The Phase 1/2 clinical trial will be an open-label, two-part dose escalation and expansion study evaluating CFT7455 across multiple hematologic malignancies such as multiple myeloma and various non-Hodgkin lymphomas, including peripheral T-cell lymphoma and mantle cell lymphoma. The trial will primarily investigate the safety and tolerability, with key secondary objectives to characterize the pharmacokinetic and pharmacodynamic profile and anti-tumor activity of CFT7455.

•	Submit an IND application for CFT8634 in 2H 2021. CFT8634 is an orally bioavailable BiDAC degrader targeting BRD9 for the treatment of synovial sarcoma and SMARCB1-deleted solid tumors.
•

Advance the BRAF program into IND-enabling studies in 2021. The objective of our BRAF program is to develop an orally bioavailable BiDAC degrader targeting BRAF V600E mutations for the treatment of genetically defined solid tumors, including locally advanced or metastatic melanoma and non-small cell lung cancer (NSCLC). The BRAF program is partnered with Roche.

•

Advance the RET program into IND-enabling studies in 2021. The objective of our RET program is to develop an orally bioavailable BiDAC degrader targeting genetically altered RET for the treatment of solid tumors, including relapsed or refractory NSCLC and sporadic medullary thyroid cancers that are resistant to RET inhibitors.

UPCOMING EVENTS

•	March 16, 2021 – C4T will participate in the Guggenheim Targeted Protein Degradation Day
•

April 10, 2021 – C4T will present pre-clinical data on CFT7455 in the late breaking mini-symposium at the American Association for Cancer Research Annual Meeting (AACR).  CFT7455 is novel, IKZF1/3 degrader that has demonstrated potent tumor regression in IMiD-resistant multiple myeloma xenograft models.

FOURTH QUARTER 2020 AND RECENT HIGHLIGHTS

•

Presented at the North American Protein Degradation Congress: In February 2021, Rhamy Zeid, Ph.D., director of target biology at C4T, delivered a presentation highlighting CFT8634, a novel degrader of the protein BRD9. This case study showcased C4T’s TORPEDO™ platform’s capabilities to enable the development of novel, selective, orally bioavailable degraders.

•

Received IND Clearance for CFT7455: In January 2021, the U.S. Food and Drug Administration (FDA) cleared C4T’s first IND application for its lead candidate, CFT7455, an orally bioavailable MonoDAC degrader targeting IKZF1/3 for the treatment of relapsed or refractory multiple myeloma and non-Hodgkin’s lymphomas.

•

Expanded Senior Leadership Team and Board of Directors: In January 2021, Kelly Schick was appointed chief people officer and Mayra Reyes-Armour, Ph.D. was appointed vice president of technical operations. Ms. Schick joined C4T from AMAG Pharmaceuticals, where she served as senior vice president, chief human resources officer and head of corporate engagement. Dr. Reyes-Armour joined C4T from Biogen, where she served as head of asset development and portfolio management operations. In addition, Glenn Dubin was reappointed as a member of the C4T Board of Directors, effective March 12, 2021. Mr. Dubin is the Principal of Dubin & Co., a private investment company based in New York, and a founder and former chair of the board of directors of the Robin Hood Foundation, a philanthropic organization in New York that applies investment principles to charitable giving.

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Added to the Russell 2000® and Russell 3000® Indexes: C4T was added to the Russell 2000 and Russell 3000 Indexes as part of the Russell quarterly update, effective December 21, 2020. The Russell U.S. Indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies.

FULL YEAR 2020 FINANCIAL RESULTS

Revenue: Total revenue for the year ended December 31, 2020 was $33.2 million, compared to $21.4 million for the year ended December 31, 2019. Total revenue reflects revenue recognized under collaboration agreements with Roche, Biogen and Calico and increased by $11.8 million compared to the same period of 2019. The increase in revenue was primarily due to increased reimbursements from Biogen related to research activities and additional progress made on our targets under our collaboration agreements with Biogen and Roche.

Research and Development (R&D) Expense: R&D expense for the year ended December 31, 2020 was $78.4 million, compared to $48.1 million for the year ended December 31, 2019. The increase in R&D expense was primarily attributable to higher preclinical costs related to our lead programs, increased third-party chemistry and biology costs, and increased workforce expenses to support our growing clinical development activities.

General and Administrative (G&A) Expense: G&A expense for the year ended December 31, 2020 was $15.2 million, compared to $8.8 million for the year ended December 31, 2019. The increase in G&A expense was primarily attributable to higher professional fees and insurance costs resulting from our transition to a public company, as well as increased workforce expenses from our growing G&A function.

Net Loss and Net Loss per Share: Net loss for the year ended December 31, 2020 was $66.3 million, compared to $34.1 million for the year ended December 31, 2019. Net loss per share for the year ended December 31, 2020 was $5.83, compared to $31.03 for the year ended December 31, 2019. The decrease in net loss per share despite the increase in net loss was driven by a significant increase in the weighted-average shares outstanding caused by our initial public offering (IPO) of 11,040,000 common shares in October 2020 and the resultant conversion of our outstanding redeemable convertible preferred stock to 30,355,379 shares of common stock. However, as these shares were outstanding as shares of common stock only in the fourth quarter of fiscal year 2020, the weighted-average equivalent impact of these shares for the full year in 2020 is approximately 25%. For the year ending December 31, 2021, the weighted-average shares outstanding will reflect the full number of shares issued in the IPO and the common shares issued upon the conversion of redeemable convertible preferred stock, representing a total of 41,395,379 shares, as the shares from these events will have been outstanding for the full year in 2021.

Cash Position and Financial Guidance: Cash, cash equivalents and marketable securities as of December 31, 2020 were $371.7 million, compared to $90.5 million as of December 31, 2019. The increase was primarily attributable to $191.2 million in net proceeds from our IPO completed on October 6, 2020, $145.5 million of net proceeds from our issuance of shares of Series B redeemable convertible preferred stock in June and July 2020, and $12.0 million of net proceeds from the issuance of long-term debt and a related warrant to purchase shares of Series B redeemable convertible preferred stock in June 2020. The increase resulting from these transactions was offset by net expenditures to fund our operations. We expect that our cash, cash equivalents and marketable securities as of December 31, 2020, together with future payments expected to be received under existing collaboration agreements, will be sufficient to fund our planned operating expenses and capital expenditures to the end of 2023.

About C4 Therapeutics

C4 Therapeutics (C4T) is a biopharmaceutical company focused on harnessing the body’s natural regulation of protein levels to develop novel therapeutic candidates to target and destroy disease-causing proteins for the treatment of cancer and other diseases. This targeted protein degradation approach offers advantages over traditional therapies, including the potential to treat a wider range of diseases, reduce drug resistance, achieve higher potency, and decrease side effects through greater selectivity. To learn more about C4 Therapeutics, visit www.C4Therapeutics.com.

Forward-Looking Statements

This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO platform in the development of novel, selective, orally bioavailable degraders; the potential timing, design and advancement of our preclinical studies and clinical trials, including the potential timing for regulatory authorization related to clinical trials; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our preclinical studies or clinical trials in any future studies or trials; our current resources and cash runway; and regulatory developments in the United States and foreign countries. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that the results of preclinical studies and/or clinical trials will or will not be predictive of future results in connection with future studies or trials. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.

Condensed Consolidated Balance Sheet Data
(in thousands)

	December 31,
	2020	2019
Cash, cash equivalents and marketable securities	$371,689	$90,549
Total assets	400,138	118,260
Deferred revenue, current and net of current	81,220	93,423
Long-term debt—related party	10,052	—
Redeemable convertible preferred stock	—	110,995
Total stockholders’ equity (deficit)	280,791	(111,963)

Condensed Consolidated Statement of Operations
(in thousands, except per share data)

	Years Ended December 31,
	2020	2019
Revenue from collaboration agreements	$33,195	$21,381
Operating expenses:
Research and development	78,440	48,059
General and administrative	15,204	8,774
Total operating expenses	93,644	56,833
Operating loss	(60,449)	(35,452)
Other (expense) income
Change in fair value of warrant liability—related party	(5,676)	—
Interest expense and amortization of long-term debt—related party	(1,229)	—
Interest and other income, net	393	2,157
Total other (expense) income	(6,512)	2,157
Loss before income taxes	(66,961)	(33,295)
Income tax benefit (expense)	626	(804)
Net loss	$(66,335)	$(34,099)
Accrual of preferred stock dividends	—	(8,468)
Net loss attributable to common stockholders—basic and diluted	$(66,335)	$(42,567)
Net loss per share attributable to common stockholders—basic and diluted	$(5.83)	$(31.03)
Weighted-average common stock outstanding—basic and diluted	11,370,328	1,371,905

Investor & Media Contact:

Kendra Adams

SVP, Communications & Investor Relations

Kendra.Adams@c4therapeutics.com